20F ITEM 19 Exhibit 4.l

TRANSFER AGENT, REGISTRAR AND DIVIDEND
DISBURSING AGENT AGREEMENT

THIS AGREEMENT made as of the 29th day of April, 2002 in the City of Vancouver, Province of British Columbia, Canada.

BETWEEN:

KIMBER RESOURCES INC.,
a company incorporated under the laws of British Columbia
with an office in the City of Vancouver in the Province of British Columbia

(hereinafter called the "Company")

PARTY OF THE FIRST PART

AND:

COMPUTERSHARE INVESTOR SERVICES INC.
a trust company incorporated under the laws of Canada
with an office in the City of Vancouver in the Province of British Columbia

(hereinafter called the "Computershare")

PARTY OF THE SECOND PART

This Agreement witnesses that in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties covenant and agree as follows:

1.

Transfer Agent and Registrar

The Company hereby appoints Computershare as its Transfer Agent and Registrar to keep the Register of Holders and the Register of Transfers at its principal stock transfer office in the City of Vancouver and Branch Registers of Transfers at stock transfer office(s) in the city(ies) of _______________________, and such additional cities as may be confirmed to Computershare hereafter pursuant to the written direction of the Company, for the Common shares (the "Shares") of the Company, and Computershare hereby accepts such appointment upon the terms herein contained.

2.	Registers of Holders and Transfers

(a)
Computershare shall, at such offices, keep the Company's Register of Holders, Register of Transfers and Branch Register(s) of Transfers (collectively the "Registers") and unissued share certificates and, subject to any general or particular instructions as may from time to time be given to it by the Company, or any applicable law, Computershare shall:

(i)	make such entries from time to time in the Registers as may be necessary in order that the accounts of each holder of Shares be properly and accurately kept and transfers of Shares properly recorded;

(ii)
upon payment of any applicable transfer taxes, countersign, register and issue share certificates to the shareholders entitled thereto, representing the Shares held by or transferred to them, respectively;

(iii)	record the particulars of all transfers of Shares upon the Register of Transfers or any Branch of Registers of Transfers; and

(iv)
furnish to the Company, upon the reasonable request and at the expense of the Company, such statements, lists, entries, information and material, concerning transfers and other matters, as are maintained or prepared by it as Transfer Agent, Registrar and/or Dividend Disbursing Agent of the Company.

(b)
The Company agrees that so long as this Agreement is in force, it shall issue no certificates for Shares without such certificates being countersigned by Computershare in its capacity as Transfer Agent and Registrar.

(c)
The Company represents and warrants that all Shares issued and outstanding on the date of this Agreement are issued and outstanding as fully-paid and non- assessable and that with respect to future allotments and issuances of Shares, Computershare shall issue and regard such Shares as fully-paid and non- assessable.

3.	Dividend Disbursing Agent

The Company hereby appoints Computershare as its Dividend Disbursing Agent to disburse to the holders of Shares of the Company dividends that may from time to time be declared by the board of directors of the Company and Computershare hereby accepts such appointment upon the terms herein contained.

Computershare shall disburse such dividends upon receiving a certified copy of a resolution of the board of directors of the Company declaring such dividends and, at least one business day before each payable date, funds in an amount sufficient for the payment of such dividends.

4.	Sub-Agents

The Company acknowledges and agrees that Computershare may, notwithstanding any other provision of this Agreement, appoint one or more agents ("Sub-agents") to maintain Branch Registers of Transfers kept in cities outside of Canada, if any. Computershare shall notify the Company of any such Sub-agent so appointed.

5.	Signatories

The Company shall deliver any evidence of its appointment of signatories which may be requested from time to time by Computershare.

The Company shall lodge with Computershare certified specimens of the signatures of the directors and/or officers of the Company authorized to sign share certificates and other documents.

The Company shall provide Computershare with all possible assistance in identifying the signatures of shareholders of the Company so that Computershare may be in a position to guard against illegal transfers.

Computershare may act upon any signature, certificate or other document believed by it to be genuine and to have been signed by the proper person or persons or refuse to transfer a share certificate if it is not satisfied as to the propriety of the requested transfer.

6.	Legal Advice and Appointment of Agents

Computershare is hereby authorized, at its discretion and at the expense of the Company:

(a)
to refer all documents or requests relating to any transfers or any other matters to its legal department, the Company's legal department, the Company's solicitors, or the solicitors for Computershare for direction and advice and Computershare, in doing so, shall be indemnified and held harmless by the Company against and from any liability, cost and expense for any action taken by it in accordance with such instructions or advice. Computershare may, however, accept and act on any documents which appear to it to be in order and, in such cases, in the absence of bad faith, gross negligence or willful misconduct, shall be indemnified and held harmless by the Company against and from any liability, cost and expense; and

(b)
to employ such counsel, consultants, experts, advisers, agents or agencies (hereinafter "Assistants") as it may reasonably require for the purpose of discharging its duties hereunder and shall not be responsible for the negligent actions or misconduct of such parties.

7.	Limitation of Liability and Indemnification

The transfer of any Shares in respect of a share certificate presented to Computershare may be refused by it until such time as it is satisfied that such share certificate is valid, that the endorsement thereon is genuine and that the transfer requested is properly and legally authorized. Computershare shall not incur any liability in refusing good faith to effect any transfer which in its judgment is improper or unauthorized, or in carrying out in good faith any transfer which in its judgment is proper or authorized. Computershare shall be entitled to treat as valid any certificate for Shares purporting to have been issued by or on behalf of the Company prior to the date of this Agreement.

The Company agrees to defend, indemnify and hold harmless Computershare, its successors and assigns, and its and each of their respective directors, officers, employers and agents (the "Indemnified Parties") against and from any demands, claims, assessments, proceedings, suits, actions, costs, judgments, penalties, interest, liabilities, losses, damages, debts, expenses and disbursements (including expert consultant and legal fees and disbursements on a solicitor and client basis) (collectively, "Claims") that the Indemnified Parties, or any of them, may suffer or incur, or that may be asserted against them, or any of them, in consequence of, arising from or in any way relating to this agreement (as the same may be amended, modified or supplemented from time to time) or Computershare's duties hereunder or any other services that Computershare may provide to the Company in connection with or in any way relating to this Agreement or Computershare's duties hereunder, except that no individual Indemnified Party shall be entitled to indemnification in the event such Indemnified Party is found to have acted in bad faith, engaged in willful misconduct or been grossly negligent. For greater certainty, the Company agrees to indemnify and save harmless the Indemnified Parties against and from any present and future taxes (other than income taxes), duties, assessments or other charges imposed or levied on behalf of any governmental authority having the power to tax in connection with Computershare's duties hereunder.

The Company agrees that its liability hereunder shall be absolute and unconditional, regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to the Indemnified Parties, and shall accrue and become enforceable without prior demand or any other precedent action or proceeding, and shall survive the resignation or removal of Computershare of the termination of this Agreement.

Computershare shall be under no obligation to prosecute or defend any action or suit in respect of its agency relationship under this Agreement, but will do so at the request of the Company provided that the Company furnishes indemnity satisfactory to Computershare against any liability, cost or expense which might be incurred.

Computershare shall not be liable for any error in judgment or for any act done or step taken or omitted by it in good faith or for any mistake, of fact or law, or for anything which may do or refrain from doing in connection herewith except arising out of its bad faith or willful misconduct. In particular but without limiting the generality of the foregoing, Computershare shall, with respect to meetings of securityholders, not be liable for having relied upon or deferred to the instructions or decisions of the Company, its legal counsel, or the chairman of the meeting.

In the event Computershare is in breach of this Agreement or its duties hereunder or any agreement or duties relating to any other services that Computershare may provide to the Company in connection with or in any way relating to this Agreement or Computershare's duties hereunder, Computershare shall not be liable for any claims or damages of any kind or nature whatsoever, even in the event of Computershare's negligence, except to the extent that Computershare has acted in bad faith or engaged in willful misconduct. Notwithstanding the foregoing, Computershare agrees that charges for such items as postage and printed notices that are incurred by it as a direct result of its own gross negligence shall be absorbed by it.

8.	Protection of the Transfer Agent, Registrar and Dividend Disbursing Agent

Computershare shall:

(a)
retain the right not to act and shall not be liable for refusing to act unless it has received clear documentation. Such documentation must not require the exercise of any discretion or independent judgment;

	(b)	disburse funds hereunder only to the extent that funds have been deposited with it;

(c)
if any funds are received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn;

	(d)	incur no liability with respect to the delivery or non-delivery of any share certificate whether delivered by hand, mail or other means; and

(e)
if it shall hold any amount on account of dividends or other distributable amount which is unclaimed or which cannot be paid for any reason, be under no obligation to invest or reinvest the same but shall only be obligated to hold same in a current or other non-interest bearing account pending payment to the person or persons entitled thereto, and shall be entitled to retain for its own account any benefit earned by the holding of same prior to its disposition in accordance with this Agreement.

9.	Documents

The Company agrees that it will promptly furnish to Computershare from time to time:

	(a)	copies of all articles, any amendments thereto and all relevant By-laws;

	(b)	copies of all resolutions of the board of directors of the Company allotting or providing for the issuance of Shares;

(c)
copies of all relevant documents and proceedings relating to increases and reductions in the Company's capital, the reorganization of or change in its capital or the bankruptcy, insolvency or winding-up of the Company or the surrender of its charter; and

	(d)	that number of unissued share certificates as are reasonably requested by Computershare from time to time.

10.	Custody

All shares certificates surrendered to Computershare for cancellation shall be held by it for a period of ten years. Computershare shall not be required to hold such certificates after the expiry of such period and the Company agrees to instruct Computershare from time to time as to the disposal to be made of them.

11.	Assignment

Any entity resulting from the merger, amalgamation or continuation of Computershare or succeeding to all or substantially all of its transfer agency business (by sale of such business or otherwise), shall thereupon automatically become the Transfer Agent, Registrar and Dividend Disbursing Agent hereunder without further act or formality. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and assigns.

12.	Notices

Any notice or notification to be given by one party to this Agreement to the other shall be in writing and delivered or sent, by first class insured mail, or by facsimile transmission or any other form of written recorded communication to the following address:

If to the Company:

Kimber Resources Inc. 400 –789 West Pender St Vancouver, BC V6C 1H2

Attention: Corporate Secretary

If to Computershare:

Computershare Trust Company of Canada 510 Burrard Street Vancouver, BC V6C 3B9

Attention: Manager, Client Servicing

or to such other address as the party to whom such notice or communication is to be given shall have last designated to the party giving the same in the manner specified in this Section 12. Any such notice or communication shall be deemed to have been given and received on the business day after it is so delivered or sent.

13.	Fees and Expenses

The Company shall pay Computershare for the above-mentioned services and for all additional services required to fulfill its obligations hereunder or provided in connection herewith in accordance with the existing tariff or schedule of fees, which fees are subject to revision from time to time on 30 days' written notice, and shall reimburse Computershare for all costs and expenses, including Assistants' and legal fees and disbursements. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement or of any tariff or schedule of fees, the Company agrees to pay Computershare such additional compensation, costs and expenses as are agreed between the parties to be warranted by any additional time, effort and/or responsibility incurred or expended by Computershare in order to comply with any laws it may be subject to as Transfer Agent, Registrar and Dividend Disbursing Agent, including, without limitation, unclaimed property legislation.

Any amount due under this section and unpaid 30 days after request for such payment, will bear interest from the expiration of such period at a rate per annum equal to the then current rate charged by Computershare, payable on demand. All amounts so payable and the interest thereon will be payable out of any assets in the possession of Computershare in priority to amounts owing to any other persons.

The Company shall consider the fees of Computershare to be confidential information to the extent that such fees are not represented by a published schedule, and shall not disclose such fees to a third party without Computershare's consent.

14.	Further Assurances and Co-operation

The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances and execute all such documents, agreements, and other instruments as may reasonably be necessary or desirable to for the purpose of carrying out the provisions and intent of this Agreement. The parties further acknowledge that the implementation of this Agreement will require the co-operation and assistance of each of them. In particular, the parties agree to work in co- operation with any Sub-agent that Computershare may duly appoint. The fees and expenses to Computershare of any such Sub-agent shall be added to and form part of its compensation hereunder, and shall be reimbursed by the Company as set forth above, provided that the parties may, with such Sub-agent, agree that the Sub-agent shall invoice the Company directly.

15.	Termination

Computershare agrees faithfully to carry out and perform its duties under this Agreement and upon termination hereof and provided that the Company is in compliance with all of the terms of this Agreement, including the payment of all amounts owing to Computershare hereunder, to deliver over to the Company the Registers, share certificates and any other documents connected with the business of the Company and a receipt signed by the Chairman, the President or any Vice President or the Corporate Secretary of the Company shall be a valid discharge to Computershare.

In the event the Company defaults in its payment obligations to Computershare hereunder, Computershare shall have the right, commencing forty-five (45) days following written notification to the Company of such default and unless such default has been remedied, to immediately terminate this Agreement, subject to Computershare's rights and recourses under this Agreement or applicable law.

Computershare shall be entitled in addition to the above remedies to any other rights and recourses it may have against the Company.

This Agreement may be terminated by either the Company or Computershare upon three months' notice, in writing, being given to the other.

This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

In witness whereof this agreement has been duly executed by the parties hereto as of the date and at the place first above written.

KIMBER RESOURCES INC.

Per: "/s/ R.V. Longe"
Director

COMPUTERSHARE TRUST COMPANY OF CANADA

Per: "/s/ Indistinguishable"

Per: "/s/ Indistinguishable"